Exhibit 99.1

PRESS RELEASE

For Immediate Release

PLYMOUTH INDUSTRIAL REIT, INC. ANNOUNCES STRATEGIC FINANCING AND PROPERTY ACQUISITIONS

BOSTON, MA, (November 3, 2014) - Plymouth Industrial REIT, Inc. (“Plymouth” or the “Company”) today announced that, on October 28, 2014, the Company completed a senior secured strategic financing arrangement (the “Financing”) with investment entities managed by Senator Investment Group LP (“Senator”). As part of the Financing, Senator will provide to Plymouth up to $172 million in cash with an initial cash funding amount of approximately $104 million. The Company has used the net proceeds of the initial funding to acquire 13 industrial properties in Chicago, Columbus and Memphis (the “Portfolio”), to repay existing indebtedness, to pay fees and expenses and for working capital purposes. Together with its existing assets and the Portfolio, the Company owns approximately 4 million square feet of industrial space.

"The closing of the Financing with Senator and the acquisition of the Portfolio enhance our ability to execute our long-term strategy to grow our platform through the acquisition of high-quality properties in the attractive logistics hubs of Chicago, Columbus and Memphis," said Jeff Witherell, Chief Executive Officer of the Company. “We are excited about our strategic partnership with Senator, which positions the Company to grow on an expedited basis.”

Overview of Financing

Pursuant to the terms of the loan agreement entered into between Senator and Plymouth’s wholly-owned subsidiary, Plymouth Industrial OP, LP (“Plymouth OP”), the Financing will bear interest at various rates and matures on April 28, 2015, subject to Plymouth OP’s right to extend the maturity date to October 28, 2015, subject to certain conditions. Plymouth OP has the option to prepay the Financing prior to that date. The Financing is secured by all of the current and future real property owned by Plymouth OP and by pledges of equity interests in Plymouth OP and its subsidiaries.

As part of the Financing, Senator has the right to appoint up to six designees to the Board of Directors of the Company.

Schiff Hardin LLP in Dallas represented Plymouth in the Financing with Senator, and Brown Rudnick LLP in Boston represented Plymouth in conjunction with the property acquisitions. Bingham McCutchen LLP represented Senator in all aspects of the transaction. JMP Securities LLC acted as financial advisor to Plymouth.

About Plymouth Industrial REIT, Inc.

The Company is a publicly registered, non-listed real estate investment trust focused on acquiring, owning, operating and managing industrial properties, including warehouse, light industrial and distribution centers, throughout the United States.

About Senator Investment Group LP

Senator Investment Group LP is a New York-based registered investment adviser founded in 2008. The firm pursues credit and equity investments in both public and private securities. Senator manages more than $7.5 billion in assets on behalf of pension funds, endowments, foundations, families and other institutional investors.

Forward-Looking Statements

Matters discussed in this news release regarding our intention to purchase additional properties and the intended use of the proceeds of the Financing are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words “intend,” “believe,” “positioned,” “estimate,” “project,” “target,” “plan,” “goal,” “assumption,” “continue,” “expect,” “future,” “anticipate,” and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended December 31, 2013 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we based our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any objection to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact: Tod Perry 617-340-3814